EXHIBIT F-2

                        Letterhead of Richard D. Terrill

                                               June 29, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re: Western Resources Inc.'s Acquisition of Securities of an Electric Utility Company, File 70-9867

Dear Sir or Madam:

     As Executive Vice President and General Counsel of Western Resources, Inc. ("WRI"), a Kansas corporation, I have acted as counsel to WRI with respect to the application (the "Application") on Form U-1 to the Securities and Exchange Commission ("Commission") in File No. 70-9867. I am furnishing this opinion to you in connection with the Application and consent to its use as an exhibit to the Application.

     Westar Generating, Inc. ("Westar Generating"), a wholly owned subsidiary of WRI, is a Kansas corporation that holds an undivided 40% ownership interest in a 2X1 F class combined cycle generation facility on which construction was recently completed at The Empire District Electric Company State Line station near Joplin, Missouri ("State Line"). In the Application, WRI sought authority under the Public Utility Holding Company Act of 1935, as amended, ("1935 Act"), to retain the securities of Westar Generating after construction of the State Line facility had concluded. Westar Generating's consideration for its 40% interest in State Line was its share of the construction costs, which was financed through existing financing sources.

     I am familiar with the nature and character of the transaction proposed in the Application. I am a member of the bar of the State of Kansas, the state in which WRI and Westar Generating are incorporated. I am not a member of the bar of the State of Missouri and do not hold myself out as an expert in the laws of the State of Missouri.

     In connection with this opinion, I have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Board of Directors of WRI, applicable state law, the articles of incorporation and bylaws of WRI and Westar Generating and such other documents as I deemed necessary for the purpose of this opinion. I have relied upon the advice of outside counsel when appropriate. I assume that the Board of Directors of WRI and the officers and other representatives of WRI took the corporate action necessary to authorize the transaction proposed in the Application. I also assume that the Commission validly issued Holding Co. Act Release No. 27411 (May 30, 2001), its order under the 1935 Act authorizing the transaction proposed in the Application.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

          (a) all state laws applicable to the proposed transaction have been complied with;

          (b) WRI and Westar Generating, at the time of the proposed transaction, were each duly formed or incorporated under the laws of the State of Kansas;

          (c) WRI legally acquired any securities or assets subject to this Application;

          (d) the consummation of the transaction proposed in the Application did not violate the legal rights of the holder of any securities issued by WRI or by any associate company thereof; and

          (e) the transaction was carried out in accordance with the application.

                                  Very truly yours,

                                  /s/ Richard D. Terrill

                                  Richard D. Terrill
                                  Executive Vice President and General Counsel